                                                                     Exhibit 4.2


                              AMENDMENT NUMBER ONE
                                     TO THE
                                PLANTRONICS, INC.
                  ANNUAL PROFIT SHARING/INDIVIDUAL SAVINGS PLAN
                       AS RESTATED EFFECTIVE JULY 2, 1989



         The Plantronics, Inc. Annual Profit Sharing/Individual Savings Plan (the "Plan") is amended as follows, effective as of January 1, 1997.


         FIRST: Section 6.8 (a) of the Plan is amended by adding the following thereto:

         "Any Company stock held in a Participant's Account shall be liquidated and the cash equivalent distributed."

         SECOND: Section 6.13(a) of the Plan shall read in its entirety as follows:

         "Subject to the limitations of subsection (d) below, the Trustee shall, upon the direction of the Administrator, make a distribution from a Participant's Salary Reduction Contributions Account, Employer Matching Contributions Account, Quarterly Plan Account or Rollover Contributions Account upon hardship of the Participant. A Participant shall be entitled to a hardship distribution only if the distribution is both (i) made on account of an immediate and heavy financial need of the Participant, and (ii) is necessary to satisfy such financial need, determined in accordance with objective, nondiscretionary standards established by the Administrator."

         THIRD: Section 6.15 of the Plan shall read in its entirety as follows:

         "A Participant may withdraw all or a part of the Participant's Salary Reduction Contributions Account, Qualified Matching Contributions Account, Employer Matching Contributions Account, Qualified Nonelective Contributions Account, Rollover Account, Quarterly Plan Account and the vested portion of his or her Employer Profit Sharing Contributions Account, at any time subsequent to attainment of age 59 1/2; provided that the Administrator may impose uniform and nondiscriminatory procedures and limitations on Participants' withdrawal rights under this Section 6.15, which procedures and limitations shall be communicated to Participants from time to time."

         FOURTH: Section 7.1 of the Plan shall read in its entirety as follows:

         "The provisions of this Article shall be applicable to the outstanding accounts maintained for each Participant under the Plantronics, Inc. Quarterly Profit-Sharing Plan (also referred to as the "Quarterly Plan") at the time of its conversion into a cash only profit sharing plan. All the individual accounts maintained for a Participant under the Quarterly Plan have been consolidated into one account and this consolidated account, less the previously unwithdrawn balance of the Participant's voluntary contributions to the Quarterly Plan (which has been distributed to the Participant in the form of a cash payment), has been transferred to this Plan and is maintained as a separate account for such Participant. This account has been designated the Participant's Quarterly Plan Account, and the investment, distribution and withdrawal rights of the Participant with respect to his or her Quarterly Plan Account shall be governed by the specific provisions of this Article."

         FIFTH: Section 7.2 of the Plan shall read in its entirety as follows:


         "(a) The Quarterly Plan Account of each Participant shall be invested in the same manner as all other Accounts under the Plan.

         (b) The Participant may no longer direct the investment of his or her Quarterly Plan Account in shares of Plantronics, Inc. common stock. However, any Plantronics, Inc. common stock held in the Participant's Quarterly Plan Account at the time of its transfer to this Plan in accordance with Section 7.1 shall be retained until such time as the Participant notifies the Administrator in writing, on such form and in such manner as may be determined by the Administrator, that he or she elects to have the shares of Plantronics, Inc. common stock held in his or her Quarterly Plan Account sold and the proceeds reinvested in accordance with the investment election in effect for the Participant."



Dated: _______________, 1996                PLANTRONICS, INC.



                                            By:______________________________